CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 13, 2000, relating to the financial statements and financial highlights which appears in the August 31, 2000 Annual Report to Shareholders of Credit Suisse Institutional High Yield Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Accountants and Counsel" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Two Commerce Square
Philadelphia, Pennsylvania
December 26, 2000